Exhibit 2.1

SECOND AMENDMENT TO CONTRIBUTION AND EQUITY PURCHASE AGREEMENT

This SECOND AMENDMENT TO CONTRIBUTION AND EQUITY PURCHASE AGREEMENT (this “Amendment”), dated as of July 27, 2021, is entered into by and among Magenta Buyer LLC, a Delaware limited liability company (the “Purchaser”), McAfee, LLC, a Delaware limited liability company (the “U.S. Seller”), and McAfee Security UK Ltd., a United Kingdom private limited company (the “U.K. Seller” and, together with the U.S. Seller, “Sellers” and, each of the Purchaser and Sellers, a “Party”, and collectively, the “Parties”). Capitalized terms used herein and not otherwise defined shall have the same meanings as set forth in that certain Contribution and Equity Purchase Agreement, dated as of March 6, 2021, by and among the Purchaser, the U.S. Seller and the U.K. Seller (as amended by that certain First Amendment to Contribution and Equity Purchase Agreement, dated as of July 2, 2021, the “Purchase Agreement”).

WHEREAS, in accordance with Section 10.02 of the Purchase Agreement, the Parties have agreed to amend certain provisions of the Purchase Agreement, the Exhibits thereto and Disclosure Letter as described herein; and

WHEREAS, in connection with the Closing, the Parties are entering into modified forms of the Ancillary Agreements concurrently with the effectiveness of this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows, effective immediately prior to the Closing:

1. Defined Terms.

(a) Section 1.01 of the Purchase Agreement is hereby amended by adding the following definition of “Asset Transfer Jurisdictions”:

““Asset Transfer Jurisdictions” shall mean India, Saudi Arabia, Indonesia, Philippines and Thailand and each, an “Asset Transfer Jurisdiction.”

(b) Section 1.01 of the Purchase Agreement is hereby amended by adding the following definition of “Cash”:

““Cash” shall mean, with respect to any Person, an amount equal to the sum of all cash and cash equivalents, including checks, money orders, marketable securities, short-term instruments, negotiable instruments, funds in time and demand deposits or similar accounts on hand, in lock boxes, in financial institutions or elsewhere, and all bank, brokerage or other similar accounts, together with all accrued but unpaid interest thereon, in each case held by such Person. For the avoidance of doubt, Cash shall be (a) reduced by checks, drafts and other uncleared payments written or made by such Person but not yet cleared and wires or deposits in transit, (b) increased by checks and drafts for the benefit of such Person which have been received by such Person but not yet cleared and wires or deposits in transit and (c) will exclude lease deposits and similar amounts.”

(c) Section 1.01 of the Purchase Agreement is hereby amended by replacing the definition of “LLC Receivable” in its entirety with the following:

““LLC Receivable” shall mean the indebtedness owing from U.S. Sellco to the U.S. Company in the amount of $54,498,360 (or such other amount as may be determined pursuant to Section 2.08 of the Purchase Agreement) with respect to the Excluded Businesses in each Asset Transfer Jurisdiction.”

(d) Section 1.01 of the Purchase Agreement is hereby amended by adding the following definition of “Net Transferred Cash”:

““Net Transferred Cash” shall mean the aggregate net amount of Cash set forth on Section 1.01-TC of the Disclosure Letter as the “Net Transferred Cash”.”

(e) Section 1.01 of the Purchase Agreement is hereby amended by replacing the definition of “Purchase Price” in its entirety with the following:

““Purchase Price” shall mean (i) $4,000,000,000.00, minus (ii) the amount of the outstanding principal of the U.K. Company Debt of $228,437,581, plus (iii) the Net Transferred Cash.”

(f) Section 1.01 of the Purchase Agreement is hereby amended by adding the following definition of “Transferred Cash”:

““Transferred Cash” shall mean the aggregate amount of Cash set forth on Section 1.01-TC of the Disclosure Letter as the “Transferred Cash”.

(g) Section 1.01 of the Purchase Agreement is hereby amended by adding the following definition of “U.S. Sellco”:

““U.S. Sellco” shall mean Musarubra US SellCo LLC, a Delaware limited liability company and wholly-owned direct subsidiary of the U.S. Seller.”

2. Transferred Cash.

(a) The Purchase Agreement is hereby amended by replacing Section 2.01(b)(i) in its entirety with the following:

“all Cash of the Business as of 11:59 pm on the day prior to the Closing Date (excluding Transferred Cash (if necessary, any currency other than U.S. dollars being converted at the rate of exchange as reported by Bloomberg L.P. on its website at http://www.bloomberg.com/markets/currencies/ as published at 8:59 am ET on the Closing Date), which Transferred Cash shall be a Business Asset for all purposes hereunder);”

(b) The Disclosure Letter is hereby amended by adding a new Section 1.01-TC of the Disclosure Letter in its entirety with Annex A hereto.

3. Business Employees. The Disclosure Letter is hereby amended by replacing Section 1.01-BE of the Disclosure Letter in its entirety with Annex B hereto.

4. Transferred Subsidiaries. The Disclosure Letter is hereby amended by replacing Section 2.01(a)(i) of the Disclosure Letter in its entirety with Annex C hereto.

5. Excluded Assets.

(a) The Disclosure Letter is hereby amended by replacing Section 2.01(b)(x) of the Disclosure Letter in its entirety with Annex D hereto.

(b) The Purchase Agreement is hereby amended by replacing Section 2.01(b)(xv) in its entirety with the following:

“sponsorship of, or any assets that are set aside in a funded trust relating to, any Employee Plan, other than the Employee Plans as described in Section 2.01(a)(viii) (such Employee Plans as are Excluded Assets, “Excluded Plans”) or any assets that are set aside in a funded trust relating to any Employee Plan as described in Section 2.01(a)(viii) to the extent the assets relate or correspond to any Liability associated with such Employee Plan that is an Excluded Liability;”

6. Excluded Liabilities.

(a) The Purchase Agreement is hereby amended by replacing Section 2.01(f)(viii) in its entirety with the following:

“any Liabilities and obligations arising out of or relating to Employee Plans which are pension plans, to the extent (A) of the amount by which such Employee Plans are unfunded or underfunded as of the Closing, or (B) such Liabilities and obligations (whether arising prior to or after the Closing) do not relate to Business Employees;”

(b) The Purchase Agreement is hereby amended by replacing Section 2.01(f)(xii) in its entirety with the following:

“out-of-pocket acquisition and integration costs and expenses in respect of acquisitions from or of third parties (whether by merging or consolidating with, or by purchasing a substantial portion of the assets or equity securities of, or by any other manner any third party corporation, partnership, joint venture or other entity) entered into by or on behalf of the Business prior to the Closing Date (excluding, for the avoidance of doubt without any effect on the obligations of the Sellers with respect to Seller Transaction Expenses or other Excluded Liabilities, any costs and expenses incurred in connection with the transactions contemplated hereby, the Ancillary Agreements and the Local Transfer Agreements (including any carve-out costs associated with separating the Business (excluding costs set forth in Section 2.01(e))); and”

7. Misallocated Assets and Liabilities. The Purchase Agreement is hereby amended by adding the following new Section 6.11(c):

“(c) If, after the Closing, (i) an Excluded Liability becomes, or will become, payable by Purchaser or any of its Affiliates or (ii) an Assumed Liability becomes, or will become, payable by Sellers or any of their Affiliates (clauses (i) and (ii) collectively, “Misallocated Liabilities”), then, in each case, such Party shall notify the other Party of (A) (x) to the extent then known, the amount of such Misallocated Liability and/or (y) an information request by the other Party to such first Party to determine the amount of such Misallocated Liability (after receipt and assessment of which, such first Party shall notify the other Party of its best assessment of the amount of such Misallocated Liability), and (B) to the extent then known, the date upon which such Misallocated Liability would be due and payable, in each case together with reasonable supporting detail therefor. If the Parties agree as to the existence and amount of such Misallocated Liability and the date by which such Misallocated Liability is due and payable, then (1) Sellers shall pay, or cause to be paid (including by agreement to reduce the amount of Transferred Cash as reflected on Section 1.01-TC of the Disclosure Letter), to Purchaser, or as directed by Purchaser (in the case of the foregoing clause (i)) or (2) Purchaser shall pay, or cause to be paid, to Sellers, or as directed by Sellers (in the case of the foregoing clause (ii)), in each case, the amount of such Misallocated Liability at the later of (x) three (3) calendar days after agreement between the Parties as to the amount of such Misallocated Liability and the date by which such Misallocated Liability is due and payable and (y) ten (10) calendar days prior to the date by which such Misallocated Liability is due and payable. If the Parties do not agree within ten (10) Business Days of receipt of notice of the amount of or the notifying Party’s best assessment of, such Misallocated Liability, as applicable, as to either the existence or the amount of such Misallocated Liability or the date by which such Misallocated Liability is due and payable, the Parties shall cooperate in good faith to resolve any such dispute. If the Parties have not resolved the dispute within a further ten (10) Business Days, Purchaser and Sellers shall submit the matter to a nationally recognized independent accounting firm chosen jointly by Purchaser and Sellers, which shall resolve the dispute in accordance with the provisions of this Agreement, including Section 2.01(b) and Section 2.01(f), and the amount and due date of such Misallocated Liability as modified in accordance with the decision of such accounting firm shall be binding upon the Parties, and the Parties shall provide for the satisfaction of such Misallocated Liability as so modified in accordance with the second sentence of this Section 6.11(c), mutatis mutandis to the fullest extent practicable. Purchaser agrees to, and agrees to cause its relevant Affiliates to, timely pay the Excluded Liabilities up to the amount set forth on Section 1.01-TC of the Disclosure Letter and shall promptly provide Sellers written confirmation of such payment; it being understood and agreed that (A) the Sellers shall be responsible to satisfy the Excluded Liabilities set forth on Section 1.01-TC of the Disclosure Letter to the extent the actual amount of such Excluded Liability exceeds the amount set forth opposite such Excluded Liability and (B) the amount set forth opposite each Excluded Liability set forth on Section 1.01-TC of the Disclosure Letter (each, an “Amount”) shall be treated as an Excluded Asset to the extent the actual amount of such Excluded Liability is less than the applicable Amount. During such periods, each Party will reasonably cooperate with the other Party and its Representatives in review of any applicable Misallocated Liability including promptly furnishing information reasonably requested in connection with such review (including, with respect to Excluded Liabilities referenced in Section 2.01(f)(ix), Sellers providing to Purchaser (m) by September 30, 2021 the calculations, including the basis and methodology therefor, of the amount of such Excluded Liabilities, to the extent then calculable, and (n) promptly any other information reasonably requested in connection with such Excluded Liabilities).

8. U.S. Company. In accordance with the definition of “U.S. Company” in the Purchase Agreement, Sellers hereby directs that Musarubra US LLC, a Delaware limited liability company and wholly-owned direct subsidiary of U.S. Sellco, will be the “U.S. Company” under the Purchase Agreement.

9. Transferred Assets. The Disclosure Letter is hereby amended by replacing Section 2.01(a)(xv) of the Disclosure Letter in its entirety with Annex E hereto.

10. Certain Business Employees. Notwithstanding anything to the contrary contained in the Purchase Agreement or this Amendment, each of the Business Employees set forth on Annex F hereto will remain employed by their existing employer immediately following the Closing and will not transfer to a Transferred Subsidiary, provided that the parties will use their commercially reasonable efforts to transfer the employment of each of these Business Employees to a Transferred Subsidiary within two weeks following the Closing or as soon thereafter as practicable, subject in each case to applicable Law and any applicable notification, information and consultation requirements.

11. References. Each reference in the Purchase Agreement to “this Agreement,” “hereof,” “herein” and “hereunder” and words of similar import referring to the Purchase Agreement shall mean and be a reference to the Purchase Agreement as amended by this Amendment.

12. Effect of Amendment. Nothing herein shall be deemed to create new rights or obligations not expressly enumerated in this Amendment.

13. Full Force and Effect; Amendment. Except as expressly amended hereby, each term, provision, Exhibit and Schedule of the Purchase Agreement and the Disclosure Letter remains unchanged and in full force and effect. This Amendment may not be amended except by an instrument in writing signed by each of the Parties.

14. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile, scanned pages or other electronic transmission shall be effective as delivery of a manually executed counterpart to this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment, or caused this Amendment to be executed and delivered by their duly authorized representatives, as of the date first written above.

MAGENTA BUYER LLC

By:	/s/ Marc Bala
Name: Marc Bala
Title: Secretary

MCAFEE, LLC

By:	/s/ Alan Kohn
Name: Alan Kohn
Title: VP, Tax & Treasurer

MCAFEE SECURITY UK LTD.

By:	/s/ Gee Loong
Name: Gee Loong
Title: Director

[Signature Page to Second Amendment to Purchase Agreement]